UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October  18, 2010

Commission File Number: 000-53311

Jayhawk Energy, Inc.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	20-0990109 (I.R.S. Employer Identification No.)

6240 E. Seltice Way, Suite C, Post Falls, Idaho, 83854

(Address of principal executive offices) (Zip Code)

208-667-1328

 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Material Definitive Agreements and Item 2.03 Creation of a Direct Financial Obligation

On October 18, 2010, the Registrant (the “Company” or “JayHawk”) entered into a Securities Purchase Agreement with certain institutional investors wherein the Company agreed to sell and the purchasers agreed to purchase $500,000 of Secured Convertible Debentures (“Debentures”).  The Debentures provide for interest to be paid quarterly, at the rate of 10 percent per annum, and are due two years from the date of this initial closing (the “Securities Purchase Agreement,” “Debentures” and “Warrants” collectively constitute the “Offering”). The Debentures are secured by a lien on the Company’s assets, including its  properties in North Dakota but not including certain assets of the Company in Kansas.

The Debentures are convertible at any time after the original issue date into a number of shares of the registrant’s common stock, determined by dividing the amount to be converted by a conversion price of $0.18 per share, or an aggregate of 2,777,778shares.  In addition to the Debentures the purchasers were issued an aggregate of 1,805,556 common share purchase warrants, each having a term of 42 months, expiring April of 2014, and giving the purchasers the right to purchase JayHawk’s common shares at an exercise price of $0.45 per share.

The proceeds received today, and any amounts received in the future may be used as general working capital.

Item 9.01 Financial Statements and Exhibits

Exhibits

99.01

Form of Securities Purchase Agreement

99.02   Form of 10% Senior Secured Convertible Debenture

99.03   Form of Common Share Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JayHawk Energy, Inc.

Date: October 18, 2010	By:	/s/ Lindsay Gorrill
Name: Lindsay Gorrill Title: CEO